Exhibit 10.49	1307 Barrington Drive Coppell, TX 75019

July 24, 2006

Mr. William J. Berger
Chairman of the Board
Trulite, Inc.
Three Riverway, Suite 1700
Houston, TX 77056

Dear John;

The purpose of this letter is to submit my resignation as a member of the Board of Directors of Trulite, Inc. effective immediately.

The reasons for my resignation are based on the apparent reluctance to address, at the Board level, the issues surrounding the engagement by Trulite in March 2006 of Boru Enterprises, Inc., which is controlled by and whose services are rendered by John T. Moran. The Boru and Mr. Moran engagement was for the purpose of “facilitating” Trulite in the public registration of its securities and assisting in raising capital.

As you have acknowledged, you did not provide the Board of Directors a complete background on Mr. Moran when you asked them to approve the engagement of Boru and Mr. Moran. In late June 2006, I discovered Mr. Moran’s background and problems from his creation and leadership of a ‘boiler room’ securities operation in the early 1990’s. You confirmed that Mr. Moran was the same individual who pled guilt in 1991 to two counts of securities fraud, one count of mail fraud, and one count of conspiracy as detailed in the information I had obtained from Internet searches.

I requested several times beginning on June 25, 2006, that this issue be addressed in a full Board meeting and that a special project be carried out under the supervision of the Trulite Audit Committee. The special project would be to obtain, through a third party, facts about Mr. Moran’s guilty plea, his current status with the SEC and NASD, his reputation in the securities industry and the processes the Company went through to engage him. As Chairman of the Board, you delegated the follow up to Mr. Sifonis and Mr. Godshall who I have communicated with and strongly recommended that an independent third party be engaged to carry out the tasks outlined above. Boru and Mr. Moran continue to represent Trulite in dealings with the NASD, SEC and third parties. In light of this representation, it was imperative that the Board address Mr. Moran’s background and issues as soon as possible. To date this issue has not been addressed in an open Board meeting nor has funding been provided to allow the Trulite Audit Committee or any other representative of Trulite to engage a third party to investigate this situation.

The failure to timely address the “John T. Moran Issue” and respond to the requests of the Trulite Audit Committee and me as a director leaves me no choice but to submit my resignation as the chairman and member of the Trulite Audit Committee and as a member of the Board of Directors of Trulite effective immediately.

Sincerely,

Thomas F. Samson